Exhibit 99.1

AWBC – 2010 Q2 Results

July 29, 2010

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES SECOND QUARTER AND

YEAR TO DATE 2010 FINANCIAL RESULTS

SPOKANE, WASHINGTON - AmericanWest Bancorporation (OTCBB: AWBC) today announced second quarter and year to date 2010 financial results, which included the following:

•	Second quarter 2010 net interest margin was 3.71%, up 9 basis points from the previous quarter and up 36 basis points over the second quarter of 2009.

•	Non-performing assets at June 30, 2010 decreased by $12.0 million, or 8%, as compared to the prior quarter, with a reduction in foreclosed property of $9.4 million, or 16%.

•	Net charge-offs for the second quarter of 2010 were $4.0 million as compared to $5.5 million for the first quarter of 2010 and $19.8 million for the second quarter of 2009.

•

Provision for loan losses was $4.0 million for the second quarter of 2010 as compared to $5.0 million for the first quarter of 2010 and $11.8 million for the second quarter of 2009. This is the lowest provision for loan losses recorded since the third quarter of 2007.

•

Total balance sheet liquidity (comprised of cash, cash equivalents and securities) at June 30, 2010 increased to $233.1 million as compared to $229.6 million at March 31, 2010, and decreased from $250.6 million at December 31, 2009.

•	Loans ended the quarter at $1.13 billion, a reduction of $59 million, or 5%, from March 31, 2010 and a reduction of $339 million, or 23%, from June 30, 2009.

•	Total deposits declined by 1% to $1.39 billion at June 30, 2010 as compared to $1.41 billion at March 31, 2010 and declined by 8% as compared to $1.51 billion at December 31, 2009.

•

Total non-interest expense for the second quarter of 2010 included $3.9 million of foreclosed assets expense, including $2.8 million of valuation adjustments, as compared to an expense of $2.7 million for the first quarter of 2010, including $1.2 million of valuation adjustments.

For the quarter ended June 30, 2010, AmericanWest Bancorporation (Company) reported a net loss of $7.9 million, or $0.46 per share, as compared to a net loss of $8.5 million, or $0.50 per share, for the first quarter of 2010 and a net loss of $10.5 million, or $0.61 per share, for the second quarter of 2009. For the six months ended June 30, 2010, the Company reported a net loss of $16.4 million, or $0.95 per share, as compared to a net loss of $25.1 million, or $1.46 per share, for the first six months of the prior year.

Net Interest Margin:

The tax-equivalent net interest margin for the second quarter of 2010 was 3.71%, up 9 basis points from the first quarter of 2010 and up 36 basis points from the second quarter of 2009, principally driven by a reduction in the average cost of deposits and a reduction of average non-accrual loans.

AWBC – 2010 Q2 Results

July 29, 2010

The average yield on loans for the second quarter was 5.84%, unchanged from the prior quarter, and an increase of 22 basis points from the same period in 2009. The loan yield for the second quarter of 2010 was reduced by 51 basis points due to the impact of non-accrual loans, including both reversed and forgone interest, as compared to 64 basis points in the first quarter of 2010.

The average cost of interest bearing deposits for the second quarter was 1.38%, a decrease of 11 basis points from the first quarter of 2010 and a decrease of 80 basis points from the second quarter of 2009. The cost of borrowed funds, including FHLB advances and junior subordinated debt, was 4.24% for the second quarter of 2010, a decrease of 30 basis points from the first quarter of 2010, and an increase of 42 basis points from the second quarter of 2009, due mainly to the mix of borrowings. The average cost of interest bearing liabilities for the second quarter of 2010 was 1.64%, as compared to 1.75% for the first quarter of 2010 and 2.38% for the second quarter of 2009. The Company’s cost of funds inclusive of non-interest bearing deposits was 1.33% for the second quarter of 2010 as compared to 1.42% for the first quarter of 2010 and 1.98% for the second quarter of 2009.

The tax equivalent net interest margin for the first six months of 2010 was 3.67%, up 34 basis points from the same period of the prior year due mainly to the decrease in the cost of interest bearing deposits of 90 basis points and the decrease in the cost of borrowings of 92 basis points. The average yield on loans has increased 21 basis points as compared to the same period of the prior year to 5.84%.

Loans:

Total outstanding loans as of June 30, 2010 were $1.13 billion, as compared to $1.19 billion at March 31, 2010 and $1.27 billion at December 31, 2009. The linked-quarter reduction was principally driven by a decline of $24.5 million in commercial real estate loans (including $2.6 million transferred to foreclosed real estate and $1.2 million in charge-offs) offset by seasonal increases in agriculture loans of $9.6 million. Total average loans outstanding for the second quarter of 2010 were $1.18 billion, a decrease of $53.3 million from the prior quarter and $363.1 million from the same period in 2009.

Asset Quality:

Total non-performing assets, net of government guarantees on loans, were 9.11% of total assets at June 30, 2010 as compared to 9.45% of total assets at March 31, 2010 and 9.58% of total assets at December 31, 2009. Non-performing loans, net of government guaranteed amounts, represented 7.60% of total loans at June 30, 2010 as compared to 7.44% of total loans at March 31, 2010 and 8.28% of total loans at December 31, 2009. Non-performing loans reported as of June 30, 2010 reflected cumulative charge-offs of $20.2 million, of which $5.3 million were recognized during the first six months of 2010. The decrease in non-performing loans during the second quarter is due to principal repayments of $10.8 million, charge-offs of $5.4 million and transfers to foreclosed assets of $3.9 million, offset by additions to non-performing loans of $17.4 million. Foreclosed property at June 30, 2010 totaled $49.0 million and consisted of 44 properties, as compared to $58.3 million (47 properties) at March 31, 2010, and $53.4 million (45 properties) at December 31, 2009. During the second quarter of 2010, 12 foreclosed properties with an aggregate carrying value of $10.4 million were sold, resulting in a net pre-tax loss of $37 thousand. In addition, during the second quarter of 2010, $2.8 million of impairment charges were recognized on foreclosed real estate based upon updated appraisals or adjustments in listing prices resulting from observed market conditions. The $49.0 million carrying value of foreclosed property as of June 30, 2010 was net of $58.1 million of previously recorded loan charge-offs and valuation adjustments. During the month of July 2010, $3.8 million of foreclosed assets were sold with $224 thousand of gains recorded. Foreclosure action has been initiated on certain real estate secured non-performing loans, and the Company expects to obtain ownership of approximately $9 million of additional real estate collateral during the third quarter of 2010.

AWBC – 2010 Q2 Results

July 29, 2010

At June 30, 2010, the Company had approximately $102.1 million of loans, net of government guarantees, which were not classified as non-performing but were internally identified as potential problem loans due to management’s concerns about the borrower’s financial condition. This represented approximately 9.0% of total outstanding loans, as compared to 7.8% at March 31, 2010.

The Company recognized a second quarter 2010 provision for loan losses of $4.0 million or 1.36% of average loans on an annualized basis, as compared to $5.0 million, or 1.65% of average loans on an annualized basis, for the quarter ended March 31, 2010. For the quarter ended June 30, 2009, the Company recognized a provision for loan losses of $11.8 million, or 3.07% of average loans on an annualized basis. For the quarter ended June 30, 2010, net charge-offs were $4.0 million, or 1.35% of average loans annualized, as compared to $5.5 million, or 1.81% of average loans annualized, for the quarter ended March 31, 2010 and $19.8 million, or 5.15% of average loans annualized, for the second quarter of 2009.

The Company recognized a provision for loan losses for the first six months of 2010 of $9.0 million or 1.51% of average loans on an annualized basis, as compared to $25.5 million, or 3.26% of average loans on an annualized basis, for the same period of 2009. For the six months ended June 30, 2010, net charge-offs were $9.5 million, or 1.59% of average loans annualized, as compared to $37.5 million, or 4.80% of average loans annualized, for the same period of 2009.

It is the Company’s general policy to recognize as charge-offs any specific loan impairments for known losses in lieu of carrying such amounts as a specific component of the allowance for credit losses. The allowance for credit losses, which is comprised of the allowance for loan losses and reserve for unfunded commitments, was $38.9 million, or 3.43% of total loans at June 30, 2010, an increase of 33 basis points from December 31, 2009 and an increase of 118 basis points from June 30, 2009. Included in the allowance for loan losses at June 30, 2010 was $1.7 million of specific reserves associated with one loan.

Deposits and Liquidity:

Total average interest bearing deposits for the second quarter of 2010 were $1.11 billion as compared to $1.16 billion in the first quarter of 2010 and $1.25 billion in the second quarter of 2009. Total average non-interest bearing demand deposits for the second quarter of 2010 were $282.8 million, a decrease of $12.3 million, or 4% as compared to the first quarter of 2010, and substantially unchanged from the same period of the prior year. Total average interest bearing demand deposit balances remained consistent with March 31, 2010 and increased $35.6 million, or 23% since June 30, 2009 due mainly to promotional campaigns. The average savings and MMDA deposits in the second quarter of 2010 decreased $28.1 million, or 8% as compared to the first quarter of 2010, and decreased $79.9 million, or 20% as compared to the second quarter of 2009. The average balance of certificates of deposits for the second quarter of 2010 decreased $22.8 million, or 4%, as compared to the first quarter of 2010, and decreased $100.2 million, or 15%, as compared to the second quarter of 2009. Total average deposits for the six months ended June 30, 2010 declined $107.5 million, or 7%, as compared to the same period of 2009.

AWBC – 2010 Q2 Results

July 29, 2010

Total deposits as of June 30, 2010 were $1.39 billion, a decrease of 1% from March 31, 2010 and a decrease of 8% from December 31, 2009. Total brokered certificates of deposit at June 30, 2010 were $2.5 million, unchanged from December 31, 2009.

The reduction in loans, both through principal repayments and collateral liquidation, and the continued stability of the core deposit base have reduced the Company’s reliance on borrowings to fund its liquidity needs over the past year. Total FHLB and other borrowings at June 30, 2010 were $23.6 million as compared to $68.7 million at March 31, 2010, and $63.7 million at December 31, 2009.

As of June 30, 2010, AmericanWest Bank, the wholly-owned operating subsidiary of the Company (Bank) had total available secured borrowing capacity of approximately $198 million through facilities at the FHLB and the Federal Reserve Bank of San Francisco (Fed) Discount Window program. As of June 30, 2010, the Bank had no borrowings from the Fed Discount Window.

Non-interest Income:

Non-interest income for the second quarter of 2010 was $4.3 million, as compared to $2.8 million for the first quarter of 2010, and $7.0 million for the second quarter of 2009. Fees and service charges on deposits were $2.2 million, an increase of $138 thousand, or 7%, as compared to the first quarter of 2010 and a decrease of $86 thousand, or 4%, as compared to the second quarter of 2009. Fees on mortgage loan sales were $628 thousand, an increase of $90 thousand, or 17%, as compared to the first quarter of 2010 and a decrease of $2.5 million, or 80%, from the second quarter of 2009, due to lower volumes of mortgages originated and sold. Other non-interest income was $1.4 million for the second quarter of 2010 as compared to $197 thousand for the first quarter of 2010, and $1.5 million for the second quarter of 2009. Included in other non-interest income for the second quarter of 2010 were gross gains on sales of foreclosed assets of $1.1 million which was offset by gross losses, resulting in net losses of $37 thousand for the quarter. Additionally, $808 thousand of gains were recorded related to the termination and reversal of certain contractual liabilities during the quarter. The first quarter of 2010 included net foreclosed asset losses of $169 thousand. Included in other non-interest income for the second quarter of 2009 were net foreclosed asset gains on sales of $428 thousand and $335 thousand of income related to a state excise tax refund.

Non-interest income for the six months ended June 30, 2010 was $7.1 million as compared to $12.8 million for the same period of the prior year. Fees and service charges on deposits for the first six months of 2010 totaled $4.3 million, as compared to $4.5 million for 2009. Fees on mortgage loan sales for the first six months of 2010 were $1.2 million, a decline of $3.9 million, or 77%, as compared to 2009, principally due to lower volumes of mortgages originated and sold. For the six months ended June 30, 2010, other non-interest income was $1.6 million, a decrease of $1.6 million, or 49%, as compared to prior year period. Included in the 2010 results was a one-time excise tax refund of $1.3 million.

Non-interest Expense:

Non-interest expense for the second quarter of 2010 was $21.0 million, as compared to $19.3 million in the first quarter of 2010, and $19.6 million in the second quarter of 2009. Foreclosed assets expense for the second quarter of 2010 was $3.9 million, an increase of $1.2 million, or 42%, as compared to the first quarter of 2010 and an increase of $1.7 million, or 75%, as compared to the second quarter of the prior year. The second quarter of 2010 included valuation adjustments recorded based on updated appraisals and other market valuation considerations of $2.8 million, as compared to $1.2 million in the first quarter of 2010 and $1.5

AWBC – 2010 Q2 Results

July 29, 2010

million for the similar period of the prior year. Other non-interest expenses for the second quarter of 2010 were $3.3 million, an increase of $857 thousand, or 34%, as compared to the first quarter of 2010 and increased $323 thousand, or 11%, as compared to the similar period of the prior year. The increase from the first quarter of 2010 and the prior year period was due mainly to increased legal fees associated with capital restoration efforts of $533 thousand and $493 thousand, respectively. Salaries and employee benefits expense for the second quarter of 2010 was $7.8 million, a decrease of $223 thousand, or 3%, as compared to the first quarter of 2010 and a decrease of $1.0 million, or 11%, from the same quarter of the prior year. The decrease from the first quarter of 2010 is related mainly to reduced employee benefit costs and the decrease from the same quarter of the prior year is related mainly to a reduction in full-time equivalent employees of 8% resulting from ongoing cost saving initiatives.

Non-interest expense for the six months ended June 30, 2010 was $40.2 million which is substantially unchanged from the same period of the prior year. This includes a reduction in salaries and employee benefits of $1.8 million, or 10% as compared to the same period of the prior year related mainly to the reduction in full-time equivalent employees as part of the Company’s cost savings initiatives. The foreclosed assets expense for the first six months of 2010 was $6.6 million, an increase of $3.8 million, or 133%, as compared to the prior year. This increase is related to $2.3 million of valuation adjustments and increased foreclosure expenses and carrying costs related to properties. Additional reductions of expenses were in the FDIC assessment expense ($900 thousand, or 21%) related mainly to a special assessment in the prior year, and occupancy and equipment expense ($605 thousand, or 8%) due to cost saving initiatives. Other non-interest expense was $5.8 million for the first six months of 2010, a decrease of $116 thousand, or 2%.

The efficiency ratio for the quarter ended June 30, 2010 was 96%, as compared to 101% in the prior quarter and 80% for the similar quarter of the prior year. The efficiency ratio for the six months ended June 30, 2010 was 99% as compared to 88% for the same period of the prior year.

Income Taxes:

As a result of the Company’s going concern status, since December 31, 2008 and 2009, all tax benefits from operating losses have been deferred and all deferred taxes have been fully reserved. The ability of the Company to recognize any tax benefit from its deferred tax assets in the future, even if it is successful in raising additional capital and attaining future operating profitability, will be limited by the current Internal Revenue Code and is not expected to provide a material positive impact on the regulatory capital ratios of the Company or Bank.

Capital and Regulatory Matters:

At June 30, 2010, total stockholders’ equity was $3.5 million. At June 30, 2010, the Bank continued to be classified as “significantly undercapitalized” for regulatory capital purposes, which is unchanged from March 31, 2010. The Company and Bank’s regulatory capital ratios as of June 30, 2010 are included in the financial tables accompanying this release. Although Management is continuing to actively pursue various alternatives for a recapitalization of the Company and the Bank with its financial advisors, there is no assurance that such efforts will ultimately be successful.

On February 24, 2010, the FDIC issued a Supervisory Prompt Corrective Action Directive directing the Bank to recapitalize within 30 days of receipt, and reiterating various requirements already imposed on the Bank by the Order described below.

AWBC – 2010 Q2 Results

July 29, 2010

On September 15, 2009, the Company entered into a Written Agreement with the Federal Reserve Bank of San Francisco. Substantially all of the requirements of the Written Agreement are similar to requirements imposed on the Company and the Bank pursuant to other regulatory agreements, and the Company and the Bank have been operating in a manner consistent with those requirements.

On May 11, 2009, the Bank stipulated to entry of an Order to Cease and Desist (Order) by the FDIC and the Washington Department of Financial Institutions, Division of Banks. Management believes the Bank is in compliance with all but two provisions contained in the Order. First, the Bank did not attain the required Tier 1 leverage capital ratio of 10% within the required 120 day period, which expired on September 8, 2009. The amount of additional capital required to attain the prescribed Tier 1 leverage ratio as of June 30, 2010 was approximately $114.7 million (please refer to the Consolidated Financial Highlights section of this release for additional information on regulatory capital ratios). Second, the ratio of assets classified as substandard or doubtful noted in the most recent report of examination was not reduced to the required level of 75% of capital by September 8, 2009. The respective ratio was 103% as of June 30, 2010. Although the amount of assets so classified has been reduced by $144.6 million since December 31, 2008, the decrease in the Bank’s regulatory capital resulting from operating losses has impeded the Bank’s ability to achieve the requirements of this provision within the specified timeframe.

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, which includes Far West Bank in Utah operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 58 financial centers located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the Company’s ability to improve its regulatory capital ratios and the Company’s projections regarding asset quality trends and foreclosed assets activity. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

AWBC – 2010 Q2 Results

July 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Operations:

	For the three months ended:
	6/30/2010	3/31/2010	6/30/2009
INTEREST INCOME
Interest and fees on loans	$17,133	$17,728	$21,588
Interest on securities	512	526	691
Other interest income	116	119	62

TOTAL INTEREST INCOME	17,761	18,373	22,341

INTEREST EXPENSE
Interest on deposits	3,796	4,255	6,809
Interest on borrowings	1,181	1,206	1,620

TOTAL INTEREST EXPENSE	4,977	5,461	8,429

NET INTEREST INCOME	12,784	12,912	13,912
Loan loss provision	4,000	5,000	11,800

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	8,784	7,912	2,112

NON-INTEREST INCOME
Fees and service charges on deposits	2,241	2,103	2,327
Fees on mortgage loan sales, net	628	538	3,154
Other	1,422	197	1,515

TOTAL NON-INTEREST INCOME	4,291	2,838	6,996

NON-INTEREST EXPENSE
Salaries and employee benefits	7,845	8,068	8,863
Foreclosed real estate and other foreclosed assets expense	3,891	2,732	2,222
Equipment expense	1,705	1,914	1,880
FDIC assessment	1,780	1,651	856
Occupancy expense, net	1,659	1,701	1,758
Amortization of intangible assets	608	608	716
State business and occupation tax	131	121	320
Other	3,343	2,486	3,020

TOTAL NON-INTEREST EXPENSE	20,962	19,281	19,635

LOSS BEFORE BENEFIT FOR INCOME TAX	(7,887)	(8,531)	(10,527)
BENEFIT FOR INCOME TAX	—	—	—

NET LOSS	$(7,887)	$(8,531)	$(10,527)

Basic loss per common share	$(0.46)	$(0.50)	$(0.61)
Diluted loss per common share	$(0.46)	$(0.50)	$(0.61)
Basic weighted average shares outstanding	17,216	17,216	17,213
Diluted weighted average shares outstanding	17,216	17,216	17,213

Ending book value per share	$0.21	$0.65	$3.80
Ending tangible book value per share	$(0.34)	$0.07	$2.01
Ending shares outstanding	17,216	17,216	17,213

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AWBC – 2010 Q2 Results

July 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Operations:

	For the six months ended:
	6/30/2010	6/30/2009
INTEREST INCOME
Interest and fees on loans	$34,861	$44,052
Interest on securities	1,038	1,443
Other interest income	235	97

TOTAL INTEREST INCOME	36,134	45,592

INTEREST EXPENSE
Interest on deposits	8,051	14,366
Interest on borrowings	2,387	3,377

TOTAL INTEREST EXPENSE	10,438	17,743

NET INTEREST INCOME	25,696	27,849
Loan loss provision	9,000	25,480

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	16,696	2,369

NON-INTEREST INCOME
Fees and service charges on deposits	4,344	4,535
Fees on mortgage loan sales, net	1,166	5,078
Other	1,619	3,183

TOTAL NON-INTEREST INCOME	7,129	12,796

NON-INTEREST EXPENSE
Salaries and employee benefits	15,913	17,756
Foreclosed real estate and other foreclosed assets expense	6,623	2,839
Equipment expense	3,619	3,872
FDIC assessment	3,431	4,331
Occupancy expense, net	3,360	3,712
Amortization of intangible assets	1,216	1,432
State business and occupation tax	252	340
Other	5,829	5,945

TOTAL NON-INTEREST EXPENSE	40,243	40,227

LOSS BEFORE BENEFIT FOR INCOME TAX	(16,418)	(25,062)
BENEFIT FOR INCOME TAX	—	—

NET LOSS	$(16,418)	$(25,062)

Basic loss per common share	$(0.95)	$(1.46)
Diluted loss per common share	$(0.95)	$(1.46)
Basic weighted average shares outstanding	17,216	17,213
Diluted weighted average shares outstanding	17,216	17,213

Ending book value per share	$0.21	$3.80
Ending tangible book value per share	$(0.34)	$2.01
Ending shares outstanding	17,216	17,213

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AWBC – 2010 Q2 Results

July 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:

	6/30/2010	3/31/2010	12/31/2009	6/30/2009
ASSETS
Cash and due from banks	$35,136	$30,030	$38,553	$36,195
Overnight interest bearing deposits with other banks	154,210	153,561	163,033	75,027

Cash and cash equivalents	189,346	183,591	201,586	111,222

Securities, available-for-sale at fair value	43,766	46,011	48,986	55,540

Loans, net of allowance for loan losses	1,094,964	1,153,642	1,231,300	1,439,707

Loans, held for sale	6,544	4,797	6,565	11,898
Accrued interest receivable	5,961	6,312	6,515	7,337
FHLB stock	10,267	10,267	10,267	10,267
Premises and equipment, net	34,015	34,894	35,877	38,009
Foreclosed real estate and other foreclosed assets	48,950	58,301	53,383	35,240
Bank owned life insurance	31,704	31,454	31,207	30,701
Goodwill	—	—	—	18,852
Intangible assets	9,387	9,995	10,603	12,035
Other assets	9,544	17,838	19,264	6,810

TOTAL ASSETS	$1,484,448	$1,557,102	$1,655,553	$1,777,618

LIABILITIES
Non-interest bearing demand deposits	$281,604	$293,664	$305,996	$284,096
Interest bearing deposits:
NOW, savings accounts and MMDA	516,657	527,162	574,133	573,997
Time, $100,000 and over	203,792	196,642	177,376	213,778
Other time	390,479	394,670	448,035	449,395

TOTAL DEPOSITS	1,392,532	1,412,138	1,505,540	1,521,266

FHLB advances	23,600	68,600	63,600	122,193
Other borrowings	46	61	83	2,933
Junior subordinated debt	41,239	41,239	41,239	41,239
Accrued interest payable	7,290	6,649	7,369	5,810
Other liabilities	16,196	17,178	18,117	18,763

TOTAL LIABILITIES	1,480,903	1,545,865	1,635,948	1,712,204

STOCKHOLDERS’ EQUITY
Preferred stock, no par	—	—	—	—
Common stock, no par	253,467	253,451	253,431	253,411
Accumulated deficit	(251,306)	(243,419)	(234,888)	(188,826)
Accumulated other comprehensive income, net of tax	1,384	1,205	1,062	829

TOTAL STOCKHOLDERS’ EQUITY	3,545	11,237	19,605	65,414

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,484,448	$1,557,102	$1,655,553	$1,777,618

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AWBC – 2010 Q2 Results

July 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	6/30/2010	3/31/2010	12/31/2009	6/30/2009
Loan Portfolio:
Commercial real estate	$595,564	$620,113	$627,984	$641,274
Residential real estate	165,395	172,766	183,320	196,039
Agricultural	138,299	128,732	142,404	165,501
Construction, land development and other land	113,010	128,871	168,454	275,528
Commercial and industrial	106,007	125,517	130,705	170,997
Installment and other	16,593	17,594	19,040	24,997

Total loans	1,134,868	1,193,593	1,271,907	1,474,336
Allowance for loan losses	(38,535)	(38,494)	(38,999)	(32,690)
Deferred loan fees, net of deferred costs	(1,369)	(1,457)	(1,608)	(1,939)

Net loans	$1,094,964	$1,153,642	$1,231,300	$1,439,707

Non-performing Assets:
Accruing loans over 90 days past due (1)	$0	$0	$0	$0
Non-accrual loans (1)	86,216	88,847	105,271	122,246

Total non-performing loans	$86,216	$88,847	$105,271	$122,246
Foreclosed real estate and other foreclosed assets	48,950	58,301	53,383	35,240

Total non-performing assets	$135,166	$147,148	$158,654	$157,486

Restructured loans (2)	$1,396	$6,991	$6,995	$2,938

Allowance for Credit Losses:
Allowance for loan losses	$38,535	$38,494	$38,999	$32,690
Reserve for unfunded commitments	350	410	456	470

Allowance for credit losses	$38,885	$38,904	$39,455	$33,160

Credit Quality Ratios:
Non-performing loans to total gross loans (1)	7.60%	7.44%	8.28%	8.29%
Non-performing assets to total assets (1)	9.11%	9.45%	9.58%	8.86%
Allowance for loan loss to total gross loans	3.40%	3.23%	3.07%	2.22%
Allowance for credit losses to total gross loans	3.43%	3.26%	3.10%	2.25%
Allowance for credit losses to non-performing loans (1)	45.10%	43.79%	37.48%	27.13%

(1)	Amounts and ratios shown net of government guarantees on non-performing loans of $1.9 million, $2.5, million, $2.6 million, and $1.7 million, respectively.
(2)	Represents accruing restructured loans performing according to their restructured terms.

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AWBC – 2010 Q2 Results

July 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	6/30/2010	3/31/2010	6/30/2009
Quarterly Financial Ratios, annualized:
Return on average assets	-2.06%	-2.16%	-2.34%
Return on average equity	-354.09%	-206.00%	-59.45%
Efficiency ratio (1)	96.42%	101.21%	79.86%
Non-interest income to average assets	1.12%	0.72%	1.55%
Non-interest expenses to average assets	5.48%	4.88%	4.36%
Net interest margin to average earning assets (2)	3.71%	3.62%	3.35%

(1)	Excludes intangible amortization and foreclosed assets expenses.
(2)	Presented on a tax equivalent basis for tax exempt securities.

	Six Months Ended
	6/30/2010	6/30/2009
Year to Date Financial Ratios, annualized:
Return on average assets	-2.11%	-2.76%
Return on average equity	-250.84%	-63.45%
Efficiency ratio (1)	98.72%	88.46%
Non-interest income to average assets	0.92%	1.41%
Non-interest expenses to average assets	5.18%	4.43%
Net interest margin to average earning assets (2)	3.67%	3.33%

(1)	Excludes intangible amortization and foreclosed assets expenses.
(2)	Presented on a tax equivalent basis for tax exempt securities.

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AWBC – 2010 Q2 Results

July 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended			Six Months Ended
	6/30/2010	3/31/2010	6/30/2009	6/30/2010	6/30/2009
Allowance for Loan Losses:
Balance, beginning of period	$38,494	$38,999	$40,675	$38,999	$44,722
Loan loss provision	4,000	5,000	11,800	9,000	25,480
Loans charged-off	(5,378)	(6,171)	(20,229)	(11,549)	(38,172)
Recoveries	1,419	666	444	2,085	660

Balance, end of period	$38,535	$38,494	$32,690	$38,535	$32,690

Reserve for Unfunded Commitments:
Balance, beginning of period	$410	$456	$660	$456	$660
Provision for unfunded commitments	(60)	(46)	(190)	(106)	(190)

Balance, end of period	$350	$410	$470	$350	$470

Net charge-offs to average gross loans (1)	1.35%	1.81%	5.15%	1.59%	4.80%
Provision for loan losses to average gross loans (1)	1.36%	1.65%	3.07%	1.51%	3.26%

(1)	Ratios are annualized.

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AWBC – 2010 Q2 Results

July 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Quarter to Date Net Interest Margin:

	Three Months Ended
	June 30, 2010			March 31, 2010			June 30, 2009
	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,177,030	$17,133	5.84%	$1,230,294	$17,728	5.84%	$1,540,177	$21,588	5.62%
Taxable securities	37,143	432	4.67%	40,000	443	4.49%	39,960	507	5.09%
Non-taxable securities (2)	7,570	122	6.46%	7,713	125	6.57%	18,279	277	6.08%
FHLB Stock	10,267	—	0.00%	10,267	—	0.00%	10,267	—	0.00%
Overnight deposits with other banks and other	153,364	116	0.30%	161,102	119	0.30%	69,634	62	0.36%

Total interest earning assets	1,385,374	17,803	5.15%	1,449,376	18,415	5.15%	1,678,317	22,434	5.36%

Non-interest earning assets	148,319			151,407			126,367

Total assets	$1,533,693			$1,600,783			$1,804,684

Liabilities
Interest bearing demand deposits	$189,191	$176	0.37%	$189,058	$167	0.36%	$153,608	$156	0.41%
Savings and MMDA deposits	328,963	655	0.80%	357,046	718	0.82%	408,872	1,444	1.42%
Time deposits	587,456	2,965	2.02%	610,264	3,370	2.24%	687,698	5,209	3.04%

Total interest bearing deposits	1,105,610	3,796	1.38%	1,156,368	4,255	1.49%	1,250,178	6,809	2.18%

Overnight borrowings	18,000	39	0.87%	5,889	11	0.76%	45,219	108	0.96%
Junior subordinated debt	41,239	649	6.31%	41,239	637	6.26%	41,239	643	6.25%
Other borrowings	52,521	493	3.77%	60,675	558	3.73%	83,825	869	4.16%

Total interest bearing liabilities	1,217,370	4,977	1.64%	1,264,171	5,461	1.75%	1,420,461	8,429	2.38%

Non-interest bearing demand deposits	282,785			295,073			285,888
Other non-interest bearing liabilities	24,604			24,744			27,311

Total liabilities	1,524,759			1,583,988			1,733,660
Stockholders’ Equity	8,934			16,795			71,024

Total liabilities and stockholders’ equity	$1,533,693			$1,600,783			$1,804,684

Net interest income and spread		$12,826	3.51%		$12,954	3.40%		$14,005	2.98%

Net interest margin to average earning assets			3.71%			3.62%			3.35%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.
(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2010 Q2 Results

July 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Year to Date Net Interest Margin:

	Six Months Ended
	June 30, 2010			June 30, 2009
	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,203,508	$34,861	5.84%	$1,576,979	$44,052	5.63%
Taxable securities	38,564	875	4.58%	42,760	1,068	5.04%
Non-taxable securities (2)	7,641	247	6.52%	18,690	568	6.13%
FHLB Stock	10,267	—	0.00%	9,928	—	0.00%
Overnight deposits with other banks and other	157,226	235	0.30%	50,414	97	0.39%

Total interest earning assets	1,417,206	36,218	5.15%	1,698,771	45,785	5.44%

Non-interest earning assets	149,840			130,576

Total assets	$1,567,046			$1,829,347

Liabilities
Interest bearing demand deposits	$189,125	$343	0.37%	$142,370	$288	0.41%
Savings and MMDA deposits	342,927	1,373	0.81%	417,544	3,212	1.55%
Time deposits	598,797	6,335	2.13%	676,098	10,866	3.24%

Total interest bearing deposits	1,130,849	8,051	1.44%	1,236,012	14,366	2.34%

Overnight borrowings	11,978	50	0.84%	69,595	322	0.93%
Junior subordinated debt	41,239	1,286	6.29%	41,239	1,284	6.28%
Other borrowings	56,575	1,051	3.75%	85,762	1,771	4.16%

Total interest bearing liabilities	1,240,641	10,438	1.70%	1,432,608	17,743	2.50%

Non-interest bearing demand deposits	288,531			290,843
Other non-interest bearing liabilities	24,675			26,247

Total liabilities	1,553,847			1,749,698
Stockholders’ Equity	13,199			79,649

Total liabilities and stockholders’ equity	$1,567,046			$1,829,347

Net interest income and spread		$25,780	3.45%		$28,042	2.94%

Net interest margin to average earning assets			3.67%			3.33%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.
(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2010 Q2 Results

July 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Capital Ratios:

	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2010:
Total capital to risk weighted assets:
Company	$(6,526)	-0.53%	$98,723	8.00%	N/A	N/A
Bank	53,249	4.32%	98,589	8.00%	$123,236	10.00%

Tier I capital to risk weighted assets:
Company	(6,526)	-0.53%	49,362	4.00%	N/A	N/A
Bank	37,555	3.05%	49,294	4.00%	73,942	6.00%

Leverage capital, Tier I capital to average assets:
Company	(6,526)	-0.43%	60,972	4.00%	N/A	N/A
Bank	37,555	2.47%	60,906	4.00%	76,133	5.00%

The amounts and corresponding ratios set forth in the table above for both “adequately capitalized” and “well capitalized” information are based upon Federal banking regulations. As a result of the Bank being subject to the Order discussed above, it will not be immediately considered “well capitalized” by the FDIC upon attaining the corresponding ratios shown in the table.

Contacts:

AmericanWest Bancorporation

Patrick J. Rusnak

President and CEO

509.232.1963

prusnak@awbank.net

or

Kelly McPhee

Communications Manager

509.232.1968

kmcphee@awbank.net

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